Exhibit 3.1 – Form of Amendment to the Articles of Incorporation for Genesis Financial, Inc.

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

GENESIS FINANCIAL, INC.

Pursuant to RCW ss.23B.10.060, Genesis Financial, Inc. (the "Company or Corporation") adopts these Articles of Amendment to the Amended and Restated Articles of Incorporation. The following information relative to this restatement is provided:

I. Name.

The name of the corporation is Genesis Financial, Inc., a Washington corporation.

II. Amendments.

The Articles of Amendment to the Amended and Restated Articles of Incorporation include a change to ARTICLE 3 - SHARES. The change creates 2,000,000 shares of Series "B" Preferred Stock and sets out the relative powers, preferences, and rights of the Series "B" Preferred Stock. The full text of the revised Article 3 is set forth in italics below. The new language added to Article 3 is set forth below.

ARTICLE 3. SHARES.

This corporation shall have authority to issue two classes of stock, designated as Common Stock and Preferred Stock. The total number of shares of Common Stock that the corporation will have  authority to issue is One Hundred Million (100,000,000). Each share of Common Stock shall have a par value of $0.001 per share. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference. The total number of shares of Preferred Stock that the corporation will have authority to issue is Ten Million (10,000,000). Each share of Preferred Stock will have a stated value of $.001 per share. The authorized but unissued shares of Preferred Stock may be divided into, and issued in, designated series, from time to time, by one or more resolutions of adopted by the Board of Directors. The Directors, in their sole discretion, shall have the power to determine the relative powers, preferences, and rights of each series of preferred stock.

This corporation does not intend to amend the Series "A" Cumulative Preferred Stock which is presently authorized under the Amended and Restated Articles of Incorporation.

The second series of Preferred Stock will be designated Series "B" Preferred Stock and will consist of 2,000,000 shares with a designated par value of $1.00 per share.  The relative rights and preferences and the qualification and limitations and, or restrictions of the Series "B" Preferred Stock are as follows:

1.

Definitions.  For purposes of this, the following definitions will apply:

(a)

“Conversion Price”: Series B Preferred Stock will mean $0.40 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

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(b)

“Convertible Securities” will mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c)

“Corporation” will mean Genesis Financial, Inc.

(d)

“Distribution” will mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(e)

“Dividend Rate”: The Series A Preferred Stock will mean an annual rate of $0.0225 per share (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f)

“Liquidation Preference”: For the Series B Preferred Stock will mean $1.00 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g)

 “Options” will mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h)

“Original Issue Price”; For the Series "B" Preferred Stock will mean $1.00 per share (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein.

(i)

 “Preferred Stock” will mean the Series "B" Preferred Stock.

(j)

“Recapitalization” will mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2.

Dividends.

(a)

Preferred Stock.  In any calendar year, the holders of outstanding shares of Preferred Stock will be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock, payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year.  No Distributions will be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders.  The right to receive dividends on shares of Preferred Stock will not be cumulative, and no right to dividends will accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.  Payment

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of any dividends to the holders of Preferred Stock will be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock, if multiple series are outstanding.

(b)

Common Stock.  Dividends may be paid on the Common Stock when, as and if declared by the Board of Directors, subject to the prior dividend rights of the Preferred Stock.

(c)

Non-Cash Distributions.  Whenever a Distribution provided for in this Section 2 will be payable in property other than cash, the value of such Distribution will be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3.

Liquidation Rights.

(a)

Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock will be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution will be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b)

Remaining Assets.  After the payment to the holders of Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation will be distributed with equal priority and pro rata among the holders of the Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate.

(c)

Shares not Treated as Both Preferred Stock and Common Stock in any Distribution.  Shares of Preferred Stock will not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(d)

Valuation of Non-Cash Consideration.  If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets will be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation will be valued as follows:

(i)

if the securities are then traded on a national securities exchange, then the value of the securities will be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

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(ii)

if the securities are actively traded over-the-counter, then the value of the securities will be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date will be deemed to be the date such transaction closes.

4.

Conversion.  The holders of the Preferred Stock will have conversion rights as follows:

(a)

Right to Convert.  Each share of Preferred Stock will be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series.  (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.)   The initial Conversion rate is 2.5 (1.00 ÷  0.40 = 2.5) shares of Common Stock for each share of Series "B" Preferred Stock, subject to adjustment as provided herein.   Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series will be appropriately increased or decreased.

(b)

Automatic Conversion.  Each share of Preferred Stock will automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share is not less than $1.20 (as adjusted for Recapitalizations) and the aggregate gross proceeds to the Corporation are not less than $20,000,000 or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c)

Mechanics of Conversion.  No fractional shares of Common Stock will be issued upon conversion of Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation will pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors.  For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock will be aggregated, and any resulting fractional share of Common Stock will be paid in cash.  Before any holder of Preferred Stock will be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he will either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and will give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock will be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic

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Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock will be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock will not have been surrendered at the office of the Corporation, that notice from the Corporation will not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock will not then be actually delivered to such holder.

The Corporation will, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder will be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock.  Such conversion will be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock will not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d)

Adjustments to Conversion Price for Diluting Issues.

(i)

Special Definition.  For purposes of this paragraph 4(d), “Additional Shares of Common” will mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Certificate of Designation, other than issuances or deemed issuances of:

(1)

shares of Common Stock and options, warrants or other rights to purchase Common Stock issued to employees, officers or directors of, or consultant or advisors to the Corporation or any subsidiary pursuant to restricted stock purchase agreements, stock option plans or similar arrangements not to exceed 3,000,000 (as adjusted for Recapitalizations) shares of or options, warrants or other rights to purchase Common Stock net of any stock repurchases or expired or terminated options pursuant to the terms of any option plan, restricted stock purchase agreement or similar arrangement;

(2)

shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of these Amended and Restated Articles of Incorporation or upon the exercise or conversion of Options or Convertible Securities counted against the limits set forth in sub-paragraph 4(d)(i)(1) above;

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(3)

shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;

(4)

shares of Common Stock issued in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;

(5)

shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors;

(6)

shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors;

(7)

shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors;

(8)

shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors; and

(9)

shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors;

(ii)

No Adjustment of Conversion Price.  No adjustment in the Conversion Price of a particular series of Preferred Stock will be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii)

Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Certificate of Designation will issue any Options or Convertible Securities or will fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, will be deemed to have been issued as of the time of such issue or, in case such a record date will have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)

no further adjustment in the Conversion Price of any series of Preferred Stock will be made upon the subsequent issue of Convertible Securities or shares of

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Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)

if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon will be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)

no readjustment pursuant to clause (2) above will have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)

upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which will not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon will, upon such expiration, be recomputed as if:

(a)

in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b)

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5)

if such record date will have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date will be canceled as of the close of business on such record date, and thereafter the Conversion Price will be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv)

Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.  In the event this Corporation will issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without

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consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock will be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which will be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which will be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued.  Notwithstanding the foregoing, the Conversion Price will not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount will be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate.  For the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options will be deemed to be outstanding.

(v)

Determination of Consideration.  For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common will be computed as follows:

(1)

Cash and Property.  Such consideration will:

(a)

insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b)

insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c)

in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2)

Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) will be determined by dividing

(vi)

the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

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(vii)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)

Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock will be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision will, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock will be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination will, concurrently with the effectiveness of such combination, be proportionately increased.

(f)

Adjustments for Subdivisions or Combinations of Preferred Stock.  In the event the outstanding shares of Preferred Stock or a series of Preferred Stock will be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision will, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Preferred Stock or a series of Preferred Stock will be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination will, concurrently with the effectiveness of such combination, be proportionately increased.

(g)

Adjustments for Reclassification, Exchange and Substitution.  Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock will be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock will have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)

Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation will, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i)

Waiver of Adjustment of Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may

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be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment.  Any such waiver will bind all future holders of shares of such series of Preferred Stock.

(j)

Notices of Record Date.  In the event that this Corporation will propose at any time:

(i)

to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)

to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)

to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(d);

then, in connection with each such event, this Corporation will send to the holders of the Preferred Stock prior written notice of the date on which a record will be taken for such Distribution (and specifying the date on which the holders of Common Stock will be entitled thereto and, if applicable, the amount and character of such Distribution ) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice will be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and will be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Preferred Stock, voting as a single class and on an as-converted basis.

(k)

Reservation of Stock Issuable Upon Conversion.  The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

5.

Voting.

(a)

Restricted Class Voting.  Except as otherwise expressly provided herein, the amended and restated articles of incorporation, or as required by law, the holders of Preferred Stock and the holders of Common Stock will vote together and not as separate classes.

(b)

No Series Voting.  Other than as provided herein or required by law, there will be no series voting.

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(c)

Preferred Stock.  Each holder of Preferred Stock will be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date.  The holders of shares of the Preferred Stock will be entitled to vote on all matters on which the Common Stock will be entitled to vote.  Holders of Preferred Stock will be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.  Fractional votes will not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), will be disregarded.

III. Date of Adoption.

The above listed amendments to the Articles of Incorporation were adopted by the Board of Directors of the Corporation on November 16, 2010.

IV. Shareholder Approval.

The amendment to the Articles of Incorporation was approved by the Board of Directors. Shareholder approval was not required as provided in Article 3 of the Articles of Incorporation (prior to amendment), and as allowed by RCW ss.23B.06.020.

IN WITNESS WHEREOF, the undersigned, being the duly authorized Secretary of this corporation, executed these Articles of Amendment to the Articles of Incorporation of Genesis Financial, Inc. on November 16, 2010.

______________________________

Michael Kirk, Secretary

STATE OF WASHINGTON )

)ss.

County of Spokane.

 )

I, the undersigned, a Notary Public duly commissioned to take acknowledgements and administer oaths in the State of Washington, certify that Michael Kirk, being the Secretary of Genesis Financial, Inc., personally appeared before me and executed these Articles of Amendment to the Articles of

Incorporation of Genesis Financial, Inc. WITNESS my hand and notarial seal this 16th day of November, 2010.

________________________________

NOTARY PUBLIC in and for the State

of Washington, residing in Spokane,

Washington.

Commission Expires:

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